                                 Exhibit 10 (b)

                               EMPLOYMENT CONTRACT

         THIS AGREEMENT ("Agreement"), made and entered into as of June 1, 1997 (the "Effective Date"), by and between MARSH SUPERMARKETS, INC., an Indiana corporation with its principal office at 9800 Crosspoint Boulevard, Indianapolis, Indiana, and _________ of ___________________________, Indiana
46060 (the "Executive")

                                R E C I T A L S:

         A. Executive has been an employee of the COMPANY (as such italicized term and each other term hereinafter italicized is defined in Section 7 below) since _____ and is currently serving as ____________________________.

         B. The Salary Committee of the BOARD OF DIRECTORS and the BOARD OF DIRECTORS believe that Executive's services have been a key factor in the growth and success of the COMPANY and that it is in the best interests of the COMPANY that Executive's talent and experience will continue to be available to the COMPANY.

         C. Executive is willing to continue to serve the COMPANY on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and in consideration of the mutual terms and conditions hereinafter set forth, the COMPANY and Executive agree as follows:

         1. TERM. The term of this Agreement shall be for a period (the Term")which commences on the Effective Date and ends on the earlier of (i) payment of or provision for the severance benefits provided for in this Agreement, or (ii) the EXPIRATION DATE as determined in Section 11 below.

         2. EMPLOYMENT.

         (a) Duties, Salary and Benefits. At all times during the Term, COMPANY shall employ Executive as __________________________________ of the
         COMPANY and Executive agrees that in such position Executive will perform such duties and functions as requested by the BOARD OF DIRECTORS and consistent with such position. Executive shall devote his best efforts to the business of the COMPANY for which Executive shall be paid an annual base salary of not less than $000,000 per year, payable at such times as salaries of the officers of the COMPANY are paid, together with such other additional base or incentive compensation as the SALARY COMMITTEE of the BOARD OF DIRECTORS may from time to time determine appropriate. Executive shall also be entitled to participate in any insurance (life, accident, disability, health and hospitalization), pension, retirement, profit sharing, stock plan, or any other plan or benefit afforded by the COMPANY to persons serving in positions at levels comparable to Executive's or employees generally to the extent that Executive is eligible to participate or to receive such benefits in accordance with the provisions of any such plan and applicable laws and regulations. The COMPANY shall provide Executive with membership in and expenses related to Food Marketing Institute and other management or professional organizations of which Executive is a member on the Effective Date or may be a member during the Term, a reasonable expense reimbursement plan and legal and tax planning services all in accordance with present practices. Nothing herein is intended or shall be construed to require the COMPANY to institute any new plan or benefit except as specifically set forth herein, but it is agreed that during the Term the aforesaid benefits shall not be more restrictive or in lesser amounts or quality than Executive is presently receiving, except to the extent required by applicable law, regulations or rules governing plans intended to be qualified under the CODE.

         (b) Insurance and Indemnity. Subject to the availability thereof, the Company will procure and maintain at all times during the Term a Directors' and Officers' Liability Insurance policy or equivalent insurance policy to cover Executive's acts and omissions as an employee of and as counsel to the COMPANY. Further, in addition to any rights as an executive or an officer existing and assumed under the COMPANY'S Restated Articles of Incorporation, Bylaws, or any agreement with the COMPANY, the COMPANY shall indemnify (including the advancement of expenses) and hold harmless Executive, to the fullest extent permitted by Indiana statutory and case law; and COMPANY hereby covenants that, from the Effective Date and continuing after the DATE OF TERMINATION, regardless of whether severance benefits are payable, it shall so indemnify (including the advancement of expenses) and hold harmless Executive or his estate against losses, claims, damages, liabilities, costs, expenses, judgments, and amounts arising out of or in connection with any claim, action, suit, proceeding or investigation, or threat thereof (whether brought by or in the right of the COMPANY or otherwise), civil or criminal, or in connection with any appeal related thereto, in which Executive or his estate may become involved, or is threatened to be involved as a party or otherwise, by reason of having been an officer of or counsel to the COMPANY or a member of any Committee appointed by the BOARD OF DIRECTORS, or arising from any actions taken or omissions to act prior to the DATE OF TERMINATION, or which arises out of or pertains to any of the actions contemplated by this Agreement.

         (c) Covenant to Remain. In the event any other corporation, person or GROUP begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a CHANGE IN CONTROL, Executive agrees not to leave voluntarily the employ of the COMPANY and to render services to the COMPANY commensurate with Executive's position, until such other corporation, person or GROUP has abandoned or terminated efforts to effect a CHANGE IN CONTROL or until a CHANGE IN CONTROL has occurred.

         (d) Right to Terminate. Subject to the provisions contained in Sections 2, 3, 4, 5 and 6 of this Agreement regarding severance benefits, it is specifically understood between the parties that either the Executive or the COMPANY shall have the right to terminate Executive's services at any time or for any reason, with or without a CHANGE IN CONTROL.

         3. SEVERANCE BEFORE A CHANGE IN CONTROL. If a CHANGE IN CONTROL shall not have occurred while Executive is an employee of the COMPANY, the parties contemplate that a severance of the employment relationship will ultimately occur as a result of one of the following circumstances and desire to set forth Executive's rights in such an event:

         (a) CAUSE or Resignation. If Executive's employment is terminated by the COMPANY for CAUSE or if Executive resigns, Executive shall receive any BASE SALARY earned through the DATE OF TERMINATION.

         (b) RETIREMENT. If Executive's employment is terminated by RETIREMENT, whether voluntary or by the COMPANY, Executive shall receive the LIFETIME MEDICAL BENEFITS, together with Executive's BASE SALARY through the DATE OF TERMINATION.

         (c) Death. If Executive's employment is terminated as a result of Executive's death, Executive's spouse shall receive LIFETIME MEDICAL BENEFITS and the COMPANY shall pay a one (1) year continuation of Executive's BASE SALARY to such persons or entities as Executive shall have directed prior to death (or if no such designation is made, to Executive's estate), payable as and when the salaries of the COMPANY'S officers are paid.

         (d) DISABILITY. If Executive's employment is terminated as a result of DISABILITY, Executive shall receive LIFETIME MEDICAL BENEFITS, Executive's BASE SALARY through the DATE OF TERMINATION, together with a two (2) year continuation of Executive's BASE SALARY, payable as and when the salaries of the COMPANY'S officers are paid.

         (e) OTHER. If Executive's employment is terminated for any reason not enumerated in the immediately preceding paragraphs (a) through (d), Executive shall receive LIFETIME MEDICAL BENEFITS, Executive's BASE SALARY through the DATE OF TERMINATION, together with a three (3) year continuation of Executive's BASE SALARY, payable as and when the salaries of the COMPANY'S officers are paid.

         (f) Salary Continuation Reduction and Termination. Any salary continuation otherwise payable for any year under the provisions of Sections 3(c), 3(d) or 3(e) above shall be reduced by the supplemental retirement benefit paid or payable to Executive or Executive's spouse for that year (or payable under the assumption that Executive elects early commencement of benefits) under the terms of the SUPPLEMENTAL RETIREMENT PLAN. For purposes of calculating this offset, the benefits payable under the SUPPLEMENTAL RETIREMENT PLAN shall be the reduced benefit, if any, under the terms of the SUPPLEMENTAL RETIREMENT PLAN assuming Executive elects to commence payments at the later of Executive's DATE OF TERMINATION or the earliest date at which benefits can commence under the SUPPLEMENTAL RETIREMENT PLAN. Any salary continuation otherwise payable to Executive under the provisions of Sections 3(c), 3(d) or 3(e) above shall terminate on the date Executive attains age 65.

         (g) Covenant Not to Compete and Confidentiality. Any salary continuation or severance benefits payable under the provisions of this Section 3 are expressly conditioned upon Executive's compliance with the covenant not to compete and confidentiality undertaking set forth in Section 8.

         4. SEVERANCE FOLLOWING A CHANGE IN CONTROL. If a CHANGE IN CONTROL shall have occurred while Executive is still an employee of the COMPANY, this Agreement shall continue in effect from the date of the CHANGE IN Control for the Term. Upon Executive's termination as an employee after a CHANGE IN CONTROL, Executive shall be entitled to the following:

         (a) If following a CHANGE IN CONTROL Executive's employment shall be terminated for CAUSE, RETIREMENT, Death or DISABILITY, the COMPANY'S obligations under this Agreement shall be the same as set forth in Sections 3(a) through 3(d) of this Agreement, respectively, as if there had not been any CHANGE IN CONTROL.

         (b) If following a CHANGE IN CONTROL Executive's employment is terminated by Executive for REASON or by the COMPANY for any reason other than CAUSE, RETIREMENT, Death or DISABILITY, then Executive shall be entitled to the BENEFITS UPON CHANGE IN CONTROL.

         (c) Golden Parachute Savings Provisions. In the event the COMPANY determines that any payment or benefit to Executive under this Agreement, or any other payment to Executive in the nature of compensation, made as a result of a CHANGE IN CONTROL, would result in the payment of an EXCESS PARACHUTE PAYMENT and provides to Executive, within thirty (30) days after the DATE OF TERMINATION or Executive's actual date of termination, whichever date first occurs, an OPINION, the BENEFITS UPON CHANGE IN CONTROL shall be adjusted so that the PRESENT VALUE of the BENEFITS UPON CHANGE IN CONTROL does not exceed three hundred percent (300%) of Executive's ANNUALIZED INCLUDIBLE COMPENSATION minus One Dollar ($1.00), or such other formula to determine a PARACHUTE PAYMENT as may be in effect pursuant to an amendment of Section 280G(b)(2)(A)(ii) of the CODE, in accordance with the written instructions of Executive of the payments Executive elects to have reduced or delayed in order to avoid any payments being deemed EXCESS PARACHUTE PAYMENTS. If Executive does not agree with the OPINION or the calculation presented and is unable to resolve any such dispute with the COMPANY within ten (10) days after receipt of the OPINION, Executive may seek a judicial determination of Executive's rights under this Agreement. Any reduction in benefits will be applied against the BENEFITS UPON CHANGE IN CONTROL pursuant to or described in this Agreement in the order of priority designated by Executive.

         5. BENEFITS UPON CHANGE IN CONTROL. In the event a CHANGE IN CONTROL shall have occurred while Executive is an employee of the COMPANY, the COMPANY shall:

         (a) Pay to Executive, as severance pay in a lump sum on the fifth (5th) day following the DATE OF TERMINATION, the following amounts:

                  (i) Executive's BASE SALARY through the DATE OF TERMINATION at the rate in effect at the time NOTICE OF TERMINATION is given, and an amount equal to the sum of any bonus or other awards made to Executive, if any, which has not yet been paid to Executive.

                  (ii) In lieu of any further BASE SALARY payments to Executive during the Term subsequent to the DATE OF TERMINATION, an amount equal to the TERMINATION PAYMENT.

         (b) Executive's rights to vesting of deferred compensation benefits under the SUPPLEMENTAL RETIREMENT PLAN shall be determined by the terms and conditions of such plan, but with the determination of whether a CHANGE IN CONTROL has occurred for purposes of that plan being made under the definition of CHANGE IN CONTROL under Section 7(h) of this Agreement.

         (c) The COMPANY shall maintain in full force and effect, for the continued benefit of Executive and Executive's dependents, beneficiaries and estate, to the extent applicable, all life and accident plans, programs or arrangements in which Executive was entitled to participate immediately prior to the DATE OF TERMINATION, provided that continued participation by Executive is possible under the general terms and provisions of such plans, programs or arrangements, until the earliest of the third anniversary of the DATE OF TERMINATION, the date Executive is eligible to participate in similar plans, programs or arrangements provided by any subsequent employer, or the date Executive attains age 65 (the earliest of these three dates is hereafter referred to as the "Coverage Termination Date"). In the event that participation by Executive in any such plan, program or arrangement is barred or would violate any applicable non-discrimination rule, the COMPANY shall arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plan, program or arrangement for such period.

         (d) Executive shall receive, in addition to any other amounts or benefits which may be paid to Executive, LIFETIME MEDICAL BENEFITS.

         (e) The TERMINATION PAYMENT shall not be included as part of Executive's last twelve (12) months of EARNINGS for purposes of calculating Executive's benefits under the PENSION PLAN. In lieu of the TERMINATION PAYMENT being included in EARNINGS, but in addition to the benefits to which Executive is entitled under the PENSION PLAN, a lump sum cash payment at Executive's normal RETIREMENT date (or early RETIREMENT date if Executive should so elect) in an amount equal to the ACTUARIAL EQUIVALENT of the retirement pension benefit to which Executive would have been entitled under the terms of the PENSION PLAN, without regard to "vesting" thereunder, determined as of the DATE OF TERMINATION, deeming Executive to be 100% vested, assuming Executive had accumulated three (3) additional years of continual service (after termination pursuant to Section 4(b) at Executive's BASE SALARY rate in effect on the DATE OF TERMINATION, reduced by (y) the single sum ACTUARIAL EQUIVALENT of any amounts to which Executive is entitled pursuant to the provisions of the PENSION PLAN. In the event there is less than thirty-six (36) months remaining from the DATE OF TERMINATION until Executive's normal RETIREMENT date, the thirty-six (36) month period of additional accruals shall be reduced to a period not to exceed the time period from the DATE OF TERMINATION until Executive's normal RETIREMENT date.

         (f) The COMPANY shall pay all legal and accounting fees and expenses incurred by Executive in contesting or disputing Executive's termination following a CHANGE IN CONTROL or in seeking to obtain or enforce any right or benefit provided by this Agreement if Executive is successful, in whole or in part, whether as a result of a court judgment or otherwise.

         (g) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as a result of employment by another employer or otherwise after the DATE OF TERMINATION.

         6. SEVERANCE BEFORE OR AFTER A CHANGE IN CONTROL. Regardless of the reason for Executive's termination of employment whether before or after a CHANGE IN CONTROL, Executive shall be entitled to:

         (a) Executive's rights under option agreements or grants under the 1987 Stock Option Plan, the 1991 Employee Stock Incentive Plan or any other similar type of plan adopted by the BOARD OF DIRECTORS after the Effective Date, which rights shall be determined under the terms and conditions of the respective plans, including the determination of whether a CHANGE IN CONTROL has occurred for purposes of each such plan under the definition thereof in such plan; and

         (b) Whatever benefits Executive is entitled to receive by reason of Executive's participation in the COMPANY'S various welfare and retirement plans, in accordance with the respective rules of each of such plans, except that the determination of whether a CHANGE IN CONTROL has occurred for payment of benefits under the SUPPLEMENTAL RETIREMENT PLAN shall be made under the definition of CHANGE IN CONTROL contained in Section 7(h) of the Agreement.


         7. DEFINITIONS. The following definitions shall be applicable to and govern the interpretation of this Agreement:

         (a) ACTUARIAL EQUIVALENT: An amount determined by using the same methods and assumptions utilized under the PENSION PLAN immediately prior to a CHANGE IN CONTROL.

         (b) ACT: The Securities Exchange Act of 1934.

         (c) ANNUALIZED INCLUDIBLE COMPENSATION: The average of the Executive's total compensation from the COMPANY that was included in the Executive's gross income for federal income tax purposes during the period ending December 31 immediately preceding the CHANGE IN CONTROL and beginning five (5) years before such December 31, consistent with the definition of that term in Section 280G(d)(1) of the CODE and the Treasury regulations promulgated thereunder.

         (d) BASE SALARY: Executive's full annual base salary at the rate in effect on the DATE OF TERMINATION, whether due to RETIREMENT, Death, DISABILITY or otherwise.

         (e) BENEFITS UPON CHANGE IN CONTROL: The benefits more particularly described in Section 5 of this Agreement.

         (f) BOARD OF DIRECTORS: The Board of Directors of the COMPANY.

         (g) CAUSE: The delivery to Executive of a copy of a resolution certified by the Secretary of the COMPANY as having been duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the BOARD OF DIRECTORS at a meeting of the BOARD OF DIRECTORS called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the BOARD OF DIRECTORS) finding that, in the good faith opinion of the BOARD OF DIRECTORS, Executive was guilt of an act or acts of dishonesty constituting a felony and resulting or intended to result, directly or indirectly, in substantial gain or personal enrichment of Executive at the expense of the COMPANY and specifying in detail the particulars.

         (h) CHANGE IN CONTROL: The happening of any one of the following events:

              (1) The COMPANY shall cease to be a publicly-owned corporation having its outstanding common stock traded in the over-the-counter market or other national exchange; or

              (2) Any person or entity, including a GROUP, is or becomes the beneficial owner, directly or indirectly, of securities of the COMPANY representing 35% or more of the combined voting power of the COMPANY'S then outstanding securities that may be cast for the election of directors of the COMPANY; or

              (3) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the BOARD OF DIRECTORS cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the COMPANY'S shareholders, of each director of the COMPANY first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of any such period; or

              (4) The shareholders of the COMPANY approve (a) any merger, consolidation or other business combination of the COMPANY with an other PERSON or any affiliate thereof, other than a merger or consolidation that would result in the outstanding Class A Common Stock of the COMPANY immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity) at least sixty percent (60%) of the outstanding Class A Common Stock of the COMPANY or such surviving entity outstanding immediately after such merger or consolidation; (b) a plan of complete liquidation of the Company; or (c) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of the COMPANY.

              (5) Notwithstanding the occurrence of any of the events set forth in the immediately preceding paragraphs (1) through (4), the BOARD OF DIRECTORS may determine that an event otherwise constituting a CHANGE IN CONTROL shall not be considered a CHANGE IN CONTROL for purposes of this Agreement because such event had been approved by the BOARD OF DIRECTORS prior to its occurrence. Such determination by the BOARD OF DIRECTORS shall be effective only if it is made by the BOARD OF DIRECTORS prior to the occurrence of the event which would otherwise be a CHANGE IN CONTROL

         (i) COBRA: The right of continuation coverage of medical benefits under
         Section 601 et seq. of the Employee Retirement Income Security Act of 1974 and Section 4908B of the CODE, as either of such statutes may be amended.

         (j) CODE: The Internal Revenue Code as amended and in effect at the time.

         (k) COMPANY: Marsh Supermarkets, Inc. and any successor to its business and/or assets which executes and delivers the agreement provided for in
         Section 9 or which otherwise becomes bound by all of the terms and provisions of this Agreement by the operation of law.

         (l) DATE OF TERMINATION: The date on which (a) Executive delivers NOTICE OF TERMINATION to the COMPANY if Executive's employment with the COMPANY is terminated by Executive; or (b) NOTICE OF TERMINATION is given by the COMPANY if the COMPANY terminates Executive's employment; provided, however, if Executive notifies the COMPANY within thirty (30) days after receiving NOTICE OF TERMINATION from the COMPANY that a dispute exists regarding Executive's termination, the DATE OF TERMINATION shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         (m) DISABILITY: Executive shall be deemed disabled so as to permit Executive termination for DISABILITY if a licensed physician of Executive's choosing states, in writing, that Executive is unable, for either physical or mental reasons, or both, to perform a substantial portion of

         Executive's ordinary duties and that Executive's condition has existed for at least six (6) months and will more probable than not extend for an additional six (6) months into the future.

         (n) EARNINGS: The same definition as the term "Earnings" as defined and computed in the PENSION PLAN.

         (o) EXCESS PARACHUTE PAYMENT(S): As defined in Section 280G of the
         CODE.

         (p) EXPIRATION DATE: The date which three years after the date on which either the COMPANY or Executive notifies the other party that this Agreement is being terminated; provided that, during such three year period, neither a severance of Executive's employment relationship with the COMPANY nor a CHANGE IN CONTROL shall have occurred.

         (q) GROUP: Same definition as the term "group" as used in Section 13(d)(3) of the ACT.

         (r) LIFETIME MEDICAL BENEFITS: Coverage for Executive and the Executive's spouse for their respective lifetimes under the COMPANY'S group medical, dental and vision plans, programs or arrangements (individually and collectively referred to hereinafter as the "Medical Plan"), at no expense to Executive or to Executive's spouse, as if Executive had continued as an employee of the COMPANY, provided that such continued participation is possible under the terms and provisions of the group Medical Plan. Any future increases in benefits available to employees of the COMPANY generally under the Medical Plan shall also be provided to Executive and to Executive's spouse, at no expense to Executive or to Executive's spouse. In the event that participation in the Medical Plan by Executive as a former employee or by Executive's spouse is barred, or if the benefits provided to Executive and to Executive's spouse (after taking into account any Medicare benefits provided by Title XVIII of the Social Security Act) are reduced to a level below the level of such benefits on the DATE OF TERMINATION, or if Executive or Executive's spouse elects at any time by notice, in writing, to the COMPANY, the COMPANY shall arrange to provide both Executive and Executive's spouse with benefits substantially similar to those which they were eligible to receive under the Medical Plan immediately prior to the DATE OF TERMINATION, such benefits to be provided at the COMPANY'S expense by means of individual insurance policies, or if such policies cannot be obtained, from the COMPANY'S assets. These benefits shall continue after the death of Executive to Executive's spouse, if Executive's spouse survives Executive, for Executive's spouse's lifetime. If at any time after the DATE OF TERMINATION, Executive should accept employment with another employer and if either Executive or Executive's spouse, or both, should be covered under that employer's medical benefit plans, then on the effective date that such coverage commences, the obligation of the COMPANY to provide Medical Plan benefits to whoever of Executive or Executive's spouse, or both, is covered under the medical benefit plans of the other employer shall terminate. The Medical Plan benefits provided to Executive and to Executive's spouse after the DATE OF TERMINATION are intended by the parties to be in lieu of the continuation coverage rights of Executive and his spouse under COBRA. LIFETIME MEDICAL BENEFITS shall also include the requirement that, if any Medical Plan benefits provided to Executive or to Executive's spouse are subject to federal and/or state income taxes, including the alternative minimum tax, the COMPANY will pay to Executive or to Executive's spouse, the full amount of such taxes, plus such additional amount as may be necessary so that the net payment after taxes is sufficient to reimburse Executive or Executive's spouse for all taxes imposed on the provision of Medical Plan benefits.

         (s) NOTICE OF TERMINATION: Written notice indicating the specific termination provision of this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, a purported termination shall not be effective without a NOTICE OF Termination.

         (t) OPINION: An opinion of independent accounting advisors to the COMPANY immediately prior to the CHANGE IN CONTROL that Executive will be considered to have received EXCESS PARACHUTE PAYMENTS if Executive were to receive the full amounts owing pursuant to or described in this Agreement and setting forth with particularity the smallest amount by which the payment due Executive would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Sections 280G and 4999 of the CODE.

         (u) PARACHUTE PAYMENT: A "parachute payment" as determined in accordance with Section 280G of the CODE.

         (v) PENSION PLAN: The Employees' Pension Plan of Marsh Supermarkets, Inc. and Subsidiaries or any successor plan, as in effect on the DATE OF TERMINATION.

         (w) PERSON: Same definition as the term "person" in Sections 13(d) and 14(d) of the ACT.

         (x) PRESENT VALUE: The present value of the amount of cash paid, the fair market value of property transferred, or the fair market value of benefits provided under each paragraph of this Agreement (and of any other payments to Executive in the nature of compensation, contingent upon a CHANGE IN CONTROL) shall be determined as of the time this Agreement becomes operative (or such other time as may be established by Treasury regulations issued under Section 280G of the CODE utilizing a discount rate equal to 120% of the interest rate factor specified in
         Section 1274(d) of the CODE, as in effect at the time of the present value calculation (or such other rate as may be established by Treasury regulations issued under Section 280G of the CODE).

         (y) REASON: If, in Executive's sole judgment, there is a change in the stature of the position in the COMPANY held by Executive at any time previously, occasioned by a change in the nature or scope of Executive's responsibilities or duties, a change in the location where such duties are to be performed, or a reduction in the aggregate compensation paid to Executive for the performance thereof, or for any other reason.

         (z) RETIREMENT: Severance by the COMPANY or by Executive of Executive's employment with the COMPANY based on Executive attaining age of sixty-five (65), which is the COMPANY'S normal retirement age.

         (ab) SUPPLEMENTAL RETIREMENT PLAN: The Supplemental Retirement Plan of Marsh Supermarkets, Inc., effective April 1, 1987, or any successor plan in effect on the DATE OF TERMINATION.

         (ac) TERMINATION PAYMENT: An amount equal to the product of (x) the sum of Executive's annual base salary at the highest rate in effect during the twelve (12) month period immediately preceding the DATE OF TERMINATION plus the amount of the highest annual bonus awarded to Executive during the twenty-four (24) months ended on the DATE OF TERMINATION (whether or not fully paid), multiplied by (y) the number three (3); provided, however, that in the event there are fewer than thirty-six (36) whole or partial months remaining from the DATE OF TERMINATION until Executive's normal RETIREMENT date, the amount calculated pursuant to this paragraph shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of whole or partial months so remaining to Executive's normal RETIREMENT date and the denominator of which shall be thirty-six (36).

         8. NON-COMPETITION/CONFIDENTIALITY.

         (a) Noncompetition. During the period Executive is employed by the COMPANY and during the period after termination of employment prior to a CHANGE IN CONTROL while salary continuation payments are being made pursuant to Section 3 of this Agreement, Executive will not:

                  (i) directly or indirectly own, manage, operate pr participate in the ownership, management, operation or control of. or be connected as an officer, employee, partner, director or otherwise with , or have any financial interest in, or aid or assist anyone else in the conduct of, any of the following types of businesses: retail supermarkets, convenience food stores, food and drug combination stores or a convenience store distribution business in Indiana and Ohio or any other area where such business is being conducted by the COMPANY or any of its subsidiaries (provided that ownership of five percent (5%) of less of the voting stock of any publicly held corporation shall not constitute a violation hereof); or

                  (ii) directly or indirectly employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any person, who at the time of such employment, solicitation, advice or recommendation, is an employee of the COMPANY or any of its subsidiaries, provided, however, that this subparagraph
         (ii) shall not be construed to prevent Executive form engaging in generic nontargeted advertising for employees generally.

         (b) Unauthorized Disclosure. During the period Executive is employed by the COMPANY hereunder, Executive shall not, without the prior written consent of the BOARD OF DIRECTORS, or a person authorized thereby, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by Executive of Executive's duties as an officer of the COMPANY, any confidential information obtained by Executive while in the employ of the COMPANY with respect to any of the COMPANY's products, improvements, designs or styles, processes, methods of marketing or distribution, systems, procedures, plans, proposals, or policies, the disclosure of which Executive knows, or should have reason to know, will be damaging to the COMPANY or its subsidiaries or its affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the COMPANY. Following termination of Executive's employment with the COMPANY for any reason prior to a CHANGE IN CONTROL, Executive shall not disclose any confidential information of the type described above except as may be required in the opinion of the Executive's counsel in connection with any judicial or administrative proceeding or inquiry.

         (c) Specific Performance. Executive acknowledges and agrees that, in the event of a breach of Section 8(a) or Section 8(b) of this Agreement by Executive, the COMPANY would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the COMPANY. Accordingly, Executive and the Company agree that in the event of such a breach, the COMPANY shall be entitled to injunctive relief against Executive.

         (d) Following a CHANGE IN CONTROL. The covenants and other provisions contained in this Section 8 shall terminate upon the occurrence of a CHANGE IN CONTROL and shall neither be enforceable nor a condition to payment to Executive of the BENEFITS UPON CHANGE IN CONTROL.

         9. SUCCESSORS; BINDING AGREEMENT.

         (a) The COMPANY will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the COMPANY expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the COMPANY would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the COMPANY in the same amount and on the same terms as Executive would be entitled hereunder if such succession had not occurred, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the DATE OF TERMINATION.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no designee, to Executive's estate.

         10. NOTICES. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, mailed by United States certified mail, return receipt requested, postage prepaid, or sent by prepaid express mail, addressed as follows:

         If to the COMPANY:

         Marsh Supermarkets, Inc.
         9800 Crosspoint Boulevard
         Indianapolis, Indiana 46256-3350
         Attn:  Corporate Secretary

         If to Executive:

         To the address set forth on the first page of this Agreement.

         Either party may change the address to which notices are to be sent by written notice to the other party. Notice of change in notice address shall be effective only upon receipt by the other party. Following a CHANGE IN CONTROL any termination of Executive's employment by the COMPANY for any reason or any termination by Executive for REASON shall be communicated to Executive or to the COMPANY, respectively, by written NOTICE OF TERMINATION.

         11. TERMINATION OF AGREEMENT. This Agreement may be terminated by either the Company or Executive upon notice to the other party given in accordance with Section 10 above. Any such termination shall not be effective until the EXPIRATION DATE. Upon the EXPIRATION DATE, this Agreement shall become null and void; provided, however, that if Executive's employment relationship with the COMPANY should be severed prior to the EXPIRATION DATE, or if a CHANGE IN CONTROL occurs prior to the EXPIRATION DATE (regardless of whether a severance of the employment relationship occurs), this Agreement shall continue in full force and effect until payment of or provision for all severance benefits provided for in this Agreement.

         12. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the COMPANY specifically designated by the BOARD OF DIRECTORS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be govern by the laws of the State of Indiana.

         13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         IN WITNESS WHEREOF, the COMPANY by its duly authorized officers and Executive have caused to be executed or executed, respectively, this Agreement as of the Effective Date.

MARSH SUPERMARKETS, INC.                    MARSH SUPERMARKETS, INC.


By:                                         By:
    --------------------------------            -------------------------------
    Don E. Marsh, Chairman of the               Stephen M. Huse, Chairman
    Board, President and Chief                  Salary Committee of the
    Executive Officer                           Board of Directors

Attest:
        --------------------------------
        P. Lawrence Butt, Secretary

               "COMPANY"
                                                  ---------------------------

                                                         "Executive"

WITNESS:
         ----------------------------